Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8, File Nos. 333-192983 and 333-184438, Madison County Financial, Inc. of our report dated March 27, 2015, on our audits of the consolidated financial statements of Madison County Financial, Inc. as of and for the years ended December 31, 2014 and 2013, which report is included in the Annual Report on Form 10-K of Madison County Financial, Inc. for the year ended December 31, 2014.

BKD, llp

Indianapolis, Indiana
March 27, 2015